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Exhibit 8.1 - Opinion of McGuireWoods LLP - Tax

                        [LETTERHEAD OF MCGUIREWOODS LLP]

                               September 26, 2003

CarMax Auto Funding LLC
4900 Cox Road
Glen Allen, Virginia  23060

                             CarMax Auto Funding LLC
               Registration Statement on Form S-3 (No. 333-107925)
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Ladies and Gentlemen:

                  We have acted as special federal tax counsel for CarMax Auto Funding LLC, a Delaware limited liability company (the "Company"), in connection with the above-captioned registration statement (such registration statement, together with the exhibits and any amendments thereto, the "Registration Statement"), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on August 13, 2003, in connection with the registration by the Company of Asset Backed Notes (the "Notes") and Asset Backed Certificates (the "Certificates"). As described in the Registration Statement, the Notes and the Certificates will be issued from time to time in series, with each series being issued by a trust (each, a "Trust") to be formed by the Company pursuant to a Trust Agreement (each, a "Trust Agreement") between the Company and a trustee designated therein. Each series of Notes will be issued pursuant to an Indenture (the "Indenture") between the related Trust and an indenture trustee designated therein. Each series of Certificates will be issued pursuant to the related Trust Agreement.

                  In connection with our engagement, we have examined and relied upon the Registration Statement, including the form of prospectus and the two forms of prospectus supplement included therein (collectively, the "Prospectus"), the form of Trust Agreement attached as an exhibit thereto, the form of Indenture attached as an exhibit thereto and such other documents as we have deemed necessary for purposes of this opinion.

                  The opinion expressed herein is based upon the Internal Revenue Code of 1986, as amended, administrative rulings, judicial decisions, proposed, temporary and final Treasury regulations and other applicable authorities. The statutory provisions, regulations and interpretations upon which such opinion is based are subject to change, and such changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in such opinion will not be asserted by the Internal Revenue Service.

                  Based upon and subject to the forgoing, we are of the opinion that the statements set forth under the headings "Summary - Tax Status" and "Material Federal Income Tax Consequences" in the Prospectus, insofar as such statements constitute matters of law or legal conclusions with respect thereto and except to the extent qualified therein, accurately describe the material federal income tax consequences to the holders of the Notes and the Certificates. We hereby confirm and adopt as our opinions the opinions expressly set forth under such headings.

                  We note that the Prospectus does not relate to an actual transaction. As a result, the descriptions of federal income tax consequences referred to above may be modified in the context of an actual transaction.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to McGuireWoods LLP under the heading "Material Federal Income Tax Consequences" in the Prospectus. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Act.

                                           Very truly yours,

                                           /s/ MCGUIREWOODS LLP